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                                                                  EXHIBIT-3.1

                    RESTATED CERTIFICATE OF INCORPORATION OF

                               CELL GENESYS, INC.

         Cell Genesys, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

         1. The name of the Corporation is Cell Genesys, Inc. The Corporation was originally incorporated under the same name, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 8, 1998.

         2. This Certificate restates, integrates and amends the provisions of the Corporation's Restated Certificate of Incorporation to read as set forth in Exhibit A attached to this Certificate.

         3. This restatement and amendment of the Corporation's Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and by the holders of each class of outstanding stock entitled to vote thereon as a class at an annual meeting called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by Stephen A. Sherwin, its President and Chief Executive Officer, and attested by Neil Wolff, its Assistant Secretary, this 2nd day of February, 1993.

                                       CELL GENESYS, INC.


                                       By: /s/ Stephen A. Sherwin, M.D.
                                           ___________________________________
                                           Stephen A. Sherwin, President
                                           and Chief Executive Officer


ATTEST:


/s/ Neil J. Wolff
____________________________________
Neil J. Wolff,
Assistant Secretary


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                                    EXHIBIT A

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               CELL GENESYS, INC.

         1.       The name of the Corporation is Cell Genesys, Inc.

         2. The address of its registered office in the State of Delaware is The Corporation Trust Company, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

         3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of stock which the Corporation shall have authority to issue is thirty million (30,000,000) shares, of which twenty-five million (25,000,000) shares having a par value of one-tenth of one cent ($.001) each shall be designated "Common Stock," and of which five million (5,000,000) shares having a par value of one-tenth of one cent ($.001) each shall be designated "Preferred Stock," or "Preferred."

         The undesignated five million (5,000,000) shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized (i) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock; (ii) to fix the number of shares of any series of Preferred Stock; and
(iii) to increase or to decrease (within the limit and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting the decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         5. Cumulative voting as provided by Section 214 of Title 8 of the Delaware Code shall apply to this Corporation. Preemptive rights as provided for by Section 102(b)(3) of Title 8 of the Delaware Code shall not be granted and are hereby expressly denied.

         6. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

         7.       The Corporation is to have perpetual existence.

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         8.       The Corporation shall be managed by the Board of Directors, which shall exercise all powers conferred under the laws of the State of Delaware. The Board of Directors shall have the authority to make, alter or repeal the Bylaws of the Corporation.

         9. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

         10. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained herein shall eliminate or limit the liability of a director of the Corporation to the extent provided for by the applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for authorizing the payment of a dividend or repurchase of stock, or
(iv) for any transaction from which the director derived an improper personal benefit. The limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office.

         11. Meetings of Stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

         12. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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